Exhibit 24.1

EXHIBIT
POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Justin C. Dearborn and Steven M. Oreskovich, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: March 10, 2014	By:	/s/ DENNIS BROWN
Dennis Brown
Chairman of the Board

Date: March 10, 2014	By:	/s/ WILLIAM J. DEVERS JR.
William J. Devers Jr.
Director

Date: March 10, 2014	By:	/s/ MATTHEW M. MALONEY
Matthew M. Maloney
Director

Date: March 10, 2014	By:	/s/ NANCY J. KOENIG
Nancy J. Koenig
Chief Operating Officer and Director

Date: March 10, 2014	By:	/s/ RICHARD A. RECK
Richard A. Reck
Director

Date: March 10, 2014	By:	/s/ NEELE E. STEARNS, JR.
Neele E. Stearns, Jr.
Director

Date: March 10, 2014	By:	/s/ JUSTIN C. DEARBORN
Justin C. Dearborn
Chief Executive Officer and Director
(principal executive officer)

Date: March 10, 2014	By:	/s/ STEVEN M. ORESKOVICH
Steven M. Oreskovich
Chief Financial Officer
(principal financial officer and principal accounting officer)